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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



Contact:  Jeffrey Pollard, C.F.O.
          MC Informatics, Inc.
          949-261-7100


MC Informatics, Inc. Announces the acquisition of Medical Systems Solutions,
Inc.


Irvine, CA (July 6, 1999)-MC Informatics, Inc. (OTCBB: MCIF) announced the purchase of substantially all of the assets and assumption of contracts from privately-held Medical Systems Solutions, Inc. (MEDSS) of Holliston, MA.

Medical Systems Solutions, Inc. provides encrypted, validated connections via the Internet from healthcare software vendors to hospitals utilizing those vendors' software services. With the security issues organizations have in today's rapidly growing environment it is imperative that "Firewalls" and encrypted, validated secure access is utilized by all healthcare organizations. SecureAccess allows users outside of the hospital the ability to connect to hospital computer systems via the Internet and provides bandwidth on demand for users outside the Institution without costly infrastructure changes. Currently, MEDSS has approximately 40 contracts with hospitals to provide this service.

Bill Childs, C.E.O. of MC Informatics, Inc. states "We are pleased with the addition of these services to our Company. This provides our Company with a base of additional services to offer our existing hospitals and the ability to discuss the services we currently offer with MEDSS contracted hospitals. This type of merger provides us with the synergistic affect that two companies in similar lines of business can accomplish".

MC Informatics, headquartered at 18881 Von Karman Ave., Suite 100, Irvine , CA 92612 provides consulting, outsourcing and facilities management services to healthcare organizations.


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This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the ability of the Company to successfully integrate the operations of Medical Systems Solutions, Inc. The Company is also subject to risks associated with competitive products, pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.